UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2013

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2013, Southwestern Energy Company (the “Company”) entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent,  Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, Citibank, N.A. and The Royal Bank of Scotland plc, as Co-Documentation Agents and 20 other lenders (the “Credit Facility”). Under the Credit Facility, the Company has a borrowing capacity of $2.0 billion and the Credit Facility has a maturity date of December 14, 2018 with options for two one-year extensions with the approval of participating lenders.  The amount available under the Credit Facility can be increased by up to an additional $500 million in the future upon the agreement of the Company and participating lenders. The Credit Facility is unsecured, is not guaranteed by any subsidiaries of the Company, and replaces the Company’s $1.5 billion unsecured revolving credit facility that was due to expire in February 2016.

The terms of the Credit Facility include covenants that restrict the ability of the Company and its restricted subsidiaries, as that term is defined in the Credit Facility, to incur liens or certain indebtedness or to invest in subsidiaries not restricted by the covenants in the agreement.  The Credit Facility also contains a financial covenant that requires the Company to maintain a debt to capitalization ratio that does not exceed 0.60 to 1.0. Upon the satisfaction of certain conditions precedent, including the provision of a guaranty by the Company, any of the Company’s subsidiaries engaged in midstream business may be added as additional borrowers provided that in no event will the portion of the lenders’ aggregate commitment attributable to such additional borrowers exceed $350 million in the aggregate. The Credit Facility also restricts the ability of the Company and any subsidiaries that become additional borrowers to merge, consolidate or sell all or substantially all of their assets.

The Credit Facility includes events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $100 million or more; bankruptcy; judgments involving liability of $100 million or more that are not paid; and ERISA events. Many are subject to customary notice and cure periods.

The above description of the material terms and conditions of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, which is filed as Exhibit 10.1 hereto.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the execution and delivery of the Credit Facility described in Item 1.01 above, the Company terminated its then-existing Third Amended and Restated Credit Agreement (the “Prior Credit Agreement”), dated as of February 14, 2011, among the Company, as borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.  The Company did not pay any prepayment penalties in connection with the termination of the Prior Credit Agreement.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Facility in Item 1.01 is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

Credit Agreement dated December 16, 2013 among Southwestern Energy Company, JPMorgan Chase Bank, NA, as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agent, Citibank, N.A. and The Royal Bank of Scotland plc, as Co-Documentation Agents,and the other lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: December 17, 2013	By:	/s/ R. CRAIG OWEN
	Name:	R. Craig Owen
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Credit Agreement dated December 16, 2013 among Southwestern Energy Company, JPMorgan Chase Bank, NA, as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agent, Citibank, N.A. and The Royal Bank of Scotland plc, as Co-Documentation Agents,and the other lenders named therein.